Exhibit 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                                 STALAR 3, INC.


The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

      FIRST:  The name of the corporation is Stalar 3, Inc. (the "Corporation).

      SECOND: The address of the Corporation's registered office in the State of Delaware, County of Kent, is 874 Walker Road, Suite C, Dover, DE 19904. The name of its registered agent at such address is United Corporate Services, Inc.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock, par value $.0001 per share.

      FIFTH: The name and mailing address of the incorporator is H. Kenneth Merritt, Jr., Esq., Merritt & Merritt & Moulton, 60 Lake Street, 2nd Floor, P.O. Box 5839, Burlington, VT 05402.

      SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

      SEVENTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal such By-Laws.

      EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not


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in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 to Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholder or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      IN WITNESS WHEREOF, I have signed this Certificate this 13th day of November, 2007.

                                    /s/ H. Kenneth Merritt, Jr.
                                    ------------------------------
                                    H. Kenneth Merritt, Jr., Esq.


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                                STATE OF DELAWARE
                            CERTIFICATE OF CORRECTION

Stalar 3, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.    The name of the corporation is Stalar 3, Inc.

2. That a Certificate of Incorporation was filed by the Secretary of State of the State of Delaware on November 13, 2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is the number of authorized shares.

4.    Article FOURTH of the Certificate is corrected to read as follows:

            The total number of shares of all classes of stock which the corporation shall have authority to issue is 100,000,000, of which 75,000,000 shares shall be Common Stock with a par value of $0.0001 per share, and 25,000,000 share shall be Preferred Stock with a par value of $0.0001 per share.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 15th day of November, A.D. 2007.


                                    /s/ Steven R. Fox
                                    ----------------------------
                                    Steven R. Fox, President